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                                  EXHIBIT 99.1

NEWS RELEASE                                                JACOR

FOR IMMEDIATE RELEASE

CONTACT:  PAM TAYLOR
          606.655.6523

                         JACOR CLOSES NEW $1.15 BILLION
                              BANK CREDIT AGREEMENT

COVINGTON, KY., SEPTEMBER 18, 1997: Jacor Communications, Inc. (JCOR:Nasdaq) announced today that its wholly owned subsidiary, Jacor Communications Company, completed a new $1.15 billion senior credit facility with a syndicate of 40 domestic and international financial institutions. The credit agreement replaces a $750 million facility, giving the Covington radio company an additional $400 million in borrowing capacity. The senior bank agreement consists of a $750 million revolving line of credit and $400 million in a reducing balance term loan. Interest rate pricing on the new facility has been reduced to reflect Jacor's improved financial capitalization and current market terms. The new agreement allows for subsequent step downs in rate as Jacor's performance continues to strengthen.

Co-managing the deal were The Chase Manhattan Bank as Lead Agent, Banque Paribas as Documentation Agent, and Bank of America Illinois as Syndication Agent.

Jacor is the nation's third largest radio group measured by total revenues. Including announced pending acquisitions, Jacor now owns, operates, or represents 164 radio stations in 35 U.S. broadcast areas, and WKRC-TV in Cincinnati. Additionally, Jacor is the country's third largest provider of syndicated radio programming through Radio-Active Media (formerly EFM), the syndicator for top radio personalities Rush Limbaugh and Dr. Dean Edell, and Premiere Radio Networks, the Los Angeles based syndicator of THE DR. LAURA SCHLESSINGER SHOW and creator of comedy clips, jingles and other programming and research products. Jacor also owns a satellite distribution service, NSN, which provides bi-directional communication among multiple networks. Jacor plans to pursue growth through continued acquisitions of complementary radio stations in its existing broadcast locations, and radio groups or individual stations with significant presence in other attractive locations. Additionally, Jacor has plans to grow in other broadcast-related products and businesses.

Visit www.cfonews.com/jcor/ for more information on Jacor.